Exhibit 10.19

Grant ID: 805

OPTION AGREEMENT

This confirms your grant, which occurred on the 22nd day of April, 2002, of an option (this “Option”) to purchase 340,000 shares of common stock, par value $0.0001 per share (a “Share”), of Adolor Corporation, a Delaware corporation (the “Company”) at the price of $14.81 per Share (the “Exercise Price”). This is a nonqualified option, which is subject to the terms and conditions of this Option Agreement.

GENERAL PROVISIONS

1. Vesting and Term.

a. Subject to the provisions of Section 2 hereof, you will vest in your right to the Shares subject to this Option at a rate equal to one thirty-sixth (1/36) of the Shares subject to this Option per month on the sixth day of each of the succeeding thirty-six (36) months commencing on June 6, 2003; provided, however, that (i) except as provided for in clause (ii) of this proviso, if you have a Termination of Service by you for Good Reason following fifteen (15) days prior written notice to the Company or a Termination of Service by the Company without Cause, you will continue to vest in your right to the Shares subject to this Option under this Section 1(a) during the period of one year following the date of the Termination of Service, and (ii) if you have a Termination of Service at any time during the ninety (90) days before or the first twelve (12) months following a Change of Control by you for Good Reason following fifteen (15) days prior written notice to the Company or by the Company without Cause, you will immediately vest in your right to the Shares subject to this Option under this Section 1(a) that would otherwise vest prior to the second anniversary of the date of the Termination of Service.

b. In addition, this Option terminates ten (10) years from the date of this Option Agreement. If you have not fully exercised this Option prior to that date, you will not be permitted to exercise, and will forfeit any remaining portion of, this Option. This Option will also expire and be forfeited at such times and in such circumstances as otherwise provided in this Option Agreement.

2. Termination of This Option. You can exercise this Option at any time, subject to the following rules:

a. Exercise Prior to Vesting. Although you can exercise this Option at any time, the Shares that you receive will remain subject to the vesting provisions set forth above. If you exercise any portion of this Option prior to satisfying those vesting provisions, any unvested Shares (the “Restricted Shares”) will remain subject to the vesting schedule above and until the Shares are vested shall be subject to the following requirements: (1) You may not sell, assign, transfer, pledge or otherwise dispose of the Restricted Shares except as permitted under Section 4 hereof; (2) Each certificate for Restricted Shares shall contain a legend giving appropriate notice of the restrictions in this Option Agreement. You shall be entitled to have the legend removed from the certificate covering the Restricted Shares when all restrictions on such Shares have lapsed; (3) The Committee may determine that the Company will not issue certificates for Restricted Shares until all restrictions on such Shares have lapsed, or that the Company will retain possession of certificates for Restricted Shares until all restrictions on such Shares have lapsed; and (4) The Company, at the time of your Termination of Service other than for Cause, may (but has no obligation to) repurchase any then-unvested Restricted Shares for a price equal to the lesser of: (i) the aggregate Exercise Price of such Restricted Shares or (ii) the Fair Market Value of the Restricted Shares on the date of such repurchase, which right must be exercised by the Company within ninety (90) days of such Termination of Service; provided that if the Company does not exercise such right within such ninety (90) day period, you shall become fully and immediately vested in such Shares.

b. Termination on Death. If you have a Termination of Service as a result of your death or if you die within ninety (90) days of your Termination of Service other than for Cause, the unexercised and vested portion of this Option will remain exercisable by your estate, the Persons who acquired the right to exercise this Option by bequest or inheritance, or any transferee under Section 4, until the earlier of the one-year anniversary of your death or the last day of the term of this Option. Any unvested portion of this Option shall terminate and be forfeited upon a Termination of Service as a result of your death.

c. Termination on Disability or by You Without Cause. Except as provided in Sections 2 (b) and 2 (e) of this Option Agreement, if you have a Termination of Service as a result of your Disability or by you without Cause, the unexercised and vested portion of this Option will remain exercisable by you, or a transferee under Section 4, if applicable, until the earlier of ninety (90) days following such Termination of Service or the last day of the term of this Option. Any unvested portion of this Option shall terminate and be forfeited upon a Termination of Service as a result of your Disability.

d. Termination for Cause. If you have a Termination of Service for Cause, this Option will immediately expire on the date of such Termination of Service. If you have a Termination of Service for Cause, the Company shall have the right (but not the obligation) to repurchase any unvested or vested Shares underlying this Option that are held by you for a price equal to the lesser of: (i) the aggregate Exercise Price of such Shares or (ii) the Fair Market Value of such Shares on the date of such repurchase, which right must be exercised by the Company within six (6) months of such Termination of Service; provided that if the Company does not exercise such right within such six (6) month period, you shall become fully and immediately vested in such Shares.

e. Termination for Good Reason or By the Company Without Cause. If you have a Termination of Service by you for Good Reason following fifteen (15) days prior written notice to the Company or by the Company without Cause, the unexercised and vested portion of this Option will remain exercisable by you, or a transferee under Section 4, if applicable, until the earlier of one (1) year following such Termination of Service or the last day of the term of this Option. Except as otherwise provided in this Option Agreement, any unvested portion of this Option shall terminate and be forfeited upon such a Termination of Service.

3. Method of Exercising This Option.

a. Notice and Representation. When you want to exercise any portion of this Option, you must give written notice to the Company specifying the number of Shares that you would like to purchase.

b. Method of Payment. To exercise this Option, you must pay to the Company the aggregate Exercise Price (i) in cash or a certified or bank cashier’s check, (ii) in the form of the proceeds of a Company loan program or third party sale program or a note acceptable to the Committee given as consideration under such a program, in each case if permitted by the Committee in its discretion, if such a program has been established and you are eligible to participate therein, (iii) if approved by the Committee by delivering Shares that you currently own having an aggregate Fair Market Value on the date of exercise equal to the aggregate Exercise Price, (iv) if approved by the Committee in its discretion, by delivery of an assignment satisfactory in form and substance to the Company of a sufficient amount of the proceeds from the sale of Shares to be acquired pursuant to such exercise and an instruction to the broker or selling agent to pay that amount to the Company, or (v) by a combination of such methods of payment or any other method acceptable to the Committee in its discretion. Payment must be made at the principal office of the Company.

c. Exercise After Death. Upon and after your death, this Option, if and to the extent exercisable hereunder after your death, may be exercised by the Successors of the Optionee.

ADDITIONAL PROVISIONS

4. Transferability of This Option. You may transfer either this Option or any Shares acquired pursuant to this Option prior to the vesting of such Shares only: (a) by will or the laws of descent and distribution or (b) to (i) your spouse, children or grandchildren (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of you or such Immediate Family Members (or both), (iii) a partnership in which you or such Immediate Family Members (or both) are the only partners or (iv) a corporation wholly owned by you or such Immediate Family Members (or both), provided that (x) the transfer does not result in accelerated federal income tax, (y) you do not receive any consideration and (z) the transferred Option (or Shares, as applicable) continues to be subject to the same terms and conditions as it was immediately before the transfer, provided that the provisions of this Option Agreement shall be deemed to apply to the transferee where the context so requires. The events of Termination of Service set forth in Sections 1 and 2 of this Option Agreement shall continue to be applied to you, and, following such a termination, the transferred Option shall be exercisable (and the Shares shall be forfeited) only to the extent and for the periods specified in such Sections 1 and 2. This Option is exercisable only during your lifetime and only by you or your transferee, or after your death, only as set forth in this Option Agreement.

5. Changes in Capital Structure; Change of Control.

a. Changes in Capital Structure. If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company or any distribution to holders of Common Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of this Option Agreement, then the number and class of shares subject to this Option Agreement and the Option granted hereunder, and the Exercise Price, shall be proportionately adjusted by the Committee, and the Committee shall take any such action as in its judgment shall be necessary to preserve your rights in this Option substantially proportionate to the rights existing in this Option prior to such event, including, without limitation, adjustments in (A) the number of Options granted, (B) the number and kind of shares or other property to be distributed in respect of this Option, and (C) the Exercise Price.

b. Change of Control. In addition to the accelerated vesting otherwise provided for in this Option Agreement, upon a Change of Control, the vesting and exercisability of this Option that is outstanding and unexercised as of such Change of Control, to the extent unvested, and any unvested shares held by you may, at the sole discretion of the Committee, be accelerated such that this Option is fully vested and exercisable and all Shares held by you are fully vested, and, if the Company does not survive such Change of Control, the Company shall, if the Company does not cash-out this Option, require the successor corporation to the Company to assume this Option and to substitute this Option with awards involving the common stock of such successor corporation on terms and conditions necessary to preserve your rights with respect to this Option. Upon a Change of Control, the Committee, in its sole discretion, may require the Company to cancel the outstanding vested portion of this Option in exchange for a cash payment in an amount equal to the excess, if any, of the Fair Market Value of the Shares underlying the unexercised portion of the Option as of the date of the Change of Control over the Exercise Price of such portion. Notwithstanding anything in this Option Agreement to the contrary, in the event of a Change of Control, the Committee shall not have the right to take any actions described herein that would make the Change of Control ineligible for desired tax treatment if, in the absence of such right, the transaction would qualify for such treatment and the Company intends to use such treatment with respect to the transaction, in which case the Committee and the Company shall be required to take the action described in the first sentence of this Section 5(b).

6. Entire Agreement; Definitions.

a. This Option Agreement contains the entire agreement between you and the Company with respect to this Option and supersedes all prior agreements, written or oral, with respect thereto.

b. Whenever used herein, the following terms shall have the meanings set forth below:

“Board” means the Board of Directors of the Company.

“Cause” means (a) your conviction (including a plea of guilty or nolo contendere) of a felony under federal law or the law of the state in which such action occurred, (b) the commitment by you of an intentional act of fraud, embezzlement, or theft in connection with your duties in the course of your employment with the Company, or your engagement in gross negligence in the course of your employment with the Company or (c) your willful and deliberate failure to perform your employment duties in any material respect. For purposes of this definition, an act or omission on your part shall be deemed “intentional” or gross negligence only if it was done by you in bad faith, not merely an error in judgment, and without reasonable belief that the act or omission was in the best interest of the Company.

“Change of Control” means the happening of any of the following:

(i) any Person, other than (a) the Company or any of its Subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, or (e) you or any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes you), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Subsidiaries) representing more than twenty-five percent (25%) of either the then outstanding Shares of the Company or the combined voting power of the Company’s then outstanding securities;

(ii) the individuals who serve on the Board as of the effective date hereof (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, any person who becomes a director subsequent to the effective date hereof, whose election or nomination for election was approved by a vote of at least a majority of the directors then constituting the Incumbent Board, shall for purposes of this subclause (ii) be considered an Incumbent Director;

(iii) the consummation of a merger or consolidation of the Company in which the stockholders of the Company immediately prior to such merger or consolidation, would not, immediately after the merger or consolidation, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate fifty percent (50%) or more of the combined voting power of the securities of the corporation issuing cash or securities in the merger or consolidation (or of its ultimate parent corporation, if any); or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Disability” means your inability to render, for a period of six consecutive months, services pursuant to your Agreement with the Company dated April 22, 2002, by reason of permanent disability, as determined by the written medical opinion of an independent medical physician mutually acceptable to you and the Company. If you and the Company cannot agree to such an independent medical physician, each will appoint one medical physician and those two physicians will appoint a third physician who will make such a determination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” per Share as of a particular date means (i) if Shares are then listed on a national stock exchange, the closing sales price per Share on the exchange for the last preceding date on which there was a sale of Shares on such exchange, as determined by the Committee, (ii) if Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market, as determined by the Committee, or (iii) if Shares are not then listed on a national stock exchange or traded on an over-the-counter market, or if the Committee determines that the that the value as determined pursuant to subclauses (i) or (ii) above does not reflect fair market value, the Committee shall determine fair market value after taking into account such factors that it deems appropriate.

“Good Reason” means and will be deemed to exist if, without your prior express written consent, (i) you are assigned any duties or responsibilities inconsistent in any respect with the scope of the duties or responsibilities associated with your titles or positions, as set forth and described in the employment letter agreement dated April 22, 2002 between you and the Company; (ii) you suffer a material change in the duties, responsibilities, reporting rights or obligations, or effective authority associated with your titles and positions and/or as set forth in such employment letter agreement; (iii) you fail to be nominated to the Board or you are removed from the Board for any reason other than Cause; (iv) your Base Salary (as defined in such employment letter agreement) is decreased by the Company, or your benefits under any of the Company’s employee pension or welfare plans or programs are in aggregate materially decreased; or (v) the Company fails to pay your compensation, employee benefits or reimbursements when due.

“Person” means any individual, partnership, corporation, company, limited liability company, association, trust, joint venture, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any corporation (other than the Company) that is a “subsidiary corporation” with respect to the Company under Section 424(f) (or any successor provision) of the Code. In the event the Company becomes a subsidiary of another company, the provisions hereof applicable to subsidiaries shall, unless otherwise determined by the Committee, also be applicable to any company that is a “parent corporation” with respect to the Company under Section 424(e) (or any successor provision) of the Code.

“Successor of the Optionee” means: (i) the legal representative of your estate when you die, (ii) Persons who shall acquire the right to exercise this Option by bequest or inheritance or other transfer or by reason of your death, (iii) any Person who shall acquire the right to exercise this Option pursuant to any other transfer of this Option pursuant to Section 4 hereof or (iv) Persons who shall acquire the right to exercise this Option on your behalf as the result of a determination by a court or other governmental agency of your incapacity.

“Termination of Service” means your termination of employment or other service, as applicable, with the Company and its Subsidiaries. Cessation of service as an officer, employee, director or consultant shall not be treated as a Termination of Service if you continue without interruption to serve thereafter in a material manner in another one (or more) of such other capacities, as determined by the Committee in its sole discretion.

7. Withholding of Taxes.

a. In General. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding determined by the Committee to be required by law. Without limiting the generality of the foregoing, the Committee may, in its discretion, require you to pay to the Company at such time as the Committee determines the amount that the Committee deems necessary to satisfy the Company’s obligation to withhold federal, state or local income or other taxes incurred by reason of the exercise of any part of this Option.

b. Share Withholding. Upon the exercise of any part of this Option, you may, if approved by the Committee in its discretion, make a written election to have Shares then issued withheld by the Company from the Shares otherwise to be received, or to deliver previously owned Shares, in order to satisfy the liability for such withholding taxes. In the event that you make, and the Committee permits, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes.

c. Withholding Required. Notwithstanding anything herein to the contrary, your satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Shares to you and to the release of any restrictions as may otherwise be provided hereunder, as applicable; and the applicable part of this Option shall be forfeited upon your failure to satisfy such requirements with respect to the exercise of such part of this Option.

8. Requirements for Issuance or Transfer of Shares. No Shares shall be issued or transferred hereunder unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Committee. In the event that the disposition of Shares acquired pursuant to this Option Agreement is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Committee may require you, as a condition precedent to your receipt of such Shares, to represent to the Company in writing that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition. Certificates representing Shares issued or transferred under this Option Agreement will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

9. Governing Law. This Option Agreement shall be deemed to be made under and shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflicts of laws.

10. Miscellaneous.

a. The captions of this Option Agreement are for convenience only and are not part of the provisions hereof and shall have no force or effect. This Option Agreement may not be amended or modified except by a written agreement executed by you, or your legal representative, as applicable, and by the Company, or by its successors or legal representative, as applicable. The invalidity or unenforceability of any provision of this Option Agreement shall not affect the validity or enforceability of any other provision of this Option Agreement.

b. The Committee may make such rules and regulations and establish such procedures for the administration of this Option Agreement as it deems appropriate. Without limiting the generality of the foregoing, the Committee may interpret this Option Agreement, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, provided that the Committee’s interpretation shall not be entitled to deference on and after a Change of Control except to the extent that such interpretations are made exclusively by members of the Committee who are individuals who served as members of the Committee before the Change of Control. In the event of any dispute or disagreement as to the interpretation of this Option Agreement or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to this Option Agreement, the decision of the Committee shall be final and binding on all persons, provided that the Committee’s decision shall not be final and binding on all persons on and after a Change of Control except to the extent that such decision is made exclusively by members of the Committee who are individuals who served as members of the Committee before the Change of Control.

c. All notices hereunder shall be in writing, and if to the Company or the Committee, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to you, shall be delivered personally, sent by facsimile transmission or mailed to you at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 10(c).

d. The failure of you or the Company to insist upon strict compliance with any provision of this Option Agreement, or to assert any right that you or the Company, respectively, may have under this Option Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Option Agreement.

e. Nothing in this Option Agreement shall confer on you the right to continue in the employ or service of the Company or interfere in any way with the right of the Company and its shareholders to terminate your employment or service at any time.

f. Nothing in this Option Agreement, and no action taken pursuant to the provisions of this Option Agreement, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or its officers or the Committee, on the one hand, and you or any other Person or entity, on the other.

IN WITNESS WHEREOF, each party hereto has caused this Option Agreement to be executed in its name as of the day and year first above written.

ADOLOR CORPORATION

Date:	January 15, 2003	By:	/s/ P Schied
Name: P Schied
Title: SVP
Attest:

By:	/s/ Martha E. Manning
ACCEPTED:

		By:	/s/ Bruce A. Peacock
Bruce A. Peacock

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